Exhibit 99.1
[Logo]


                                                         1025 Eldorado Boulevard
                                                      Broomfield, Colorado 80021
                                                                  www.Level3.com
                                                                    NEWS RELEASE


Level 3 contacts:

Media:            Josh Howell                       Investors:        Robin Grey
                  720-888-2517                                      720-888-2518

                  Jennifer Daumler                              Sandra Curlander
                  720-888-3356                                      720-888-2501



                Level 3 Announces Early Participation Results of
                           Private Debt Exchange Offer


BROOMFIELD,  Colo.,  December 23, 2005 -- Level 3 Communications,  Inc. (NASDAQ:
LVLT) announced today the early participation results of its previously announced private exchange offers.

As of 5:00 p.m., New York City time, on Thursday, December 22, 2005, approximately $690 million in total principal amount of old notes had been validly tendered, representing approximately 54% of the aggregate principal amount outstanding of all Level 3's notes with a 2008 maturity and approximately 56% of the aggregate principal amount of the outstanding old notes. These offers are scheduled to expire at 11:59 p.m., New York City time, on January 10, 2006. Old notes tendered after 5:00 p.m. New York City time, on December 22, 2005, will not receive the early participation payment. Old notes tendered pursuant to the offers may no longer be withdrawn, unless certain specified events occur. The settlement date for each exchange offer is expected to be on or about January 13, 2006.

The exchange offers are being made only to qualified institutional buyers and institutional accredited investors inside the United States and to certain non-U.S. investors located outside the United States.

The new notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Level 3 will enter into a registration rights agreement pursuant to which it will agree to file an exchange offer registration statement with the Securities and Exchange Commission with respect to the new notes.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

About Level 3 Communications
Level 3 (Nasdaq:LVLT) is an international communications and information services company. The company operates one of the largest Internet backbones in the world, is one of the largest providers of wholesale dial-up service to ISPs in North America and is the primary provider of Internet connectivity for millions of broadband subscribers, through its cable and DSL partners. The company offers a wide range of communications services over its 23,000-mile broadband fiber optic network including Internet Protocol (IP) services, broadband transport and infrastructure services, colocation services, and patented softswitch managed modem and voice services. Its Web address is www.Level3.com.

The  company  offers  information  services  through  its  subsidiary,  Software
Spectrum.    For    additional    information,    visit    its   Web   site   at
www.softwarespectrum.com.

The Level 3 logo is a registered service mark of Level 3 Communications, Inc. in the United States and/or other countries. Level 3 services are provided by a wholly owned subsidiary of Level 3 Communications, Inc.


Forward-Looking Statement
Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: developing new products and services that meet customer demands and generate acceptable margins; increasing the volume of traffic on Level 3's network; overcoming the softness in the economy given its disproportionate effect on the telecommunications industry; integrating strategic acquisitions; attracting and retaining qualified management and other personnel; successfully completing commercial testing of new technology and information systems to support new products and services, including voice transmission services; ability to meet all of the terms and conditions of our debt obligations; overcoming Software Spectrum's reliance on financial incentives, volume discounts and marketing funds from software publishers; reducing downward pressure of Software Spectrum's margins as a result of the use of volume licensing and maintenance agreements; and reducing rate of price compression on certain of the Company's existing transport and IP services. Additional information concerning these and other important factors can be found within Level 3's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.